Exhibit 99.5
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                            Marriott Residence Inn II
                               Limited Partnership
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                           1999 Second Quarter Report
                        Limited Partner Quarterly Update


     Presented for your review is the 1999 Second Quarter Report for Marriott Residence Inn II Limited Partnership (the "Partnership"). A discussion of the Partnership's performance and Inn operations is included in the attached Form 10-Q, Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations. You are encouraged to review this report in its entirety. If you have any further questions regarding your investment, please contact Host Marriott Partnership Investor Relations at (301) 380-2070.

Strategy for Liquidity

     As previously reported, the General Partner is utilizing the investment banking firm of Merrill Lynch to explore alternatives to provide liquidity for the Partnership and maximize the value of the limited partners' investment.

     During the second quarter 1999, Partnership financial information was made available to a number of prospective purchasers for their review and analysis. The General Partner and Merrill Lynch are continuing to work with prospective purchasers in an effort to negotiate a transaction that will provide liquidity for the Partnership while securing the highest possible value for the limited partner units.

     We can make no assurances as to the outcome of our efforts. However, if a suitable transaction develops we will advise you through special correspondence and the quarterly updates.

Transfer and Sale of Limited Partnership Units

     As you know, the Partnership Units are a non-traded security. In most cases, the Partnership Agreement does allow limited partners to transfer Partnership Units to related parties. In addition, you may, under certain circumstances, sell your Partnership Units to a third party; however, the General Partner must consent to such a sale. Please note there are certain tax and legal limitations to transferring Partnership Units including significant tax effects resulting from the sale of these Units that may impact your decision to sell. In addition to consulting with your advisors, we recommend that limited partners contact the General Partner about such limitations before entering into any agreement to sell your Partnership Units.

     If you do wish to request a transfer of your Partnership Units, please contact our Transfer Agent at 800-797-6812. You will be supplied with the necessary documents. Please note that the General Partner does not charge any fee for effecting a transfer.

Inn Operations

     The combined operations of the Partnership's 23 Inns improved in the second quarter 1999. For a detailed discussion of Inn operations, please refer to Item 2 of the Form 10-Q.

     Residence Inn by Marriott continues to be highly competitive and report stable system-wide operating results when compared to the prior year due to successful marketing efforts and a continued guest commitment. 1999 has been a challenge as extended-stay hotel competitors continue to increase their presence in the market. In response, during 1999 the Manager continues to heighten its efforts to become the pre-eminent leader in this hospitality category, focusing on customers that prefer quality residential suites. The Manager is continuing to monitor the introduction and growth of new extended-stay brands including Homewood Suites, Hawthorne Suites, Summerfield Suites, Staybridge by Holiday Inn and Hilton Residential Suites. In addition, a renewed focus will be placed on strengthening each Inn's sales efforts in order to solidify the existing relationships shared with current clients and to establish new ones.

     As an owner of twenty-three extended-stay properties, the Partnership must also concentrate on the impact of increased competition on its goals to provide liquidity and maximize the value of your investment. To ensure our Inns remain competitive, there will be a continuing focus on the renovation and refurbishment of the properties during 1999 and beyond.

     As you are aware, the Partnership reserves a percentage of gross Inn revenues for replacements and renewals to furniture, fixtures and equipment at the Inns. Contributions to this property improvement fund reserve are currently 7% of gross Inn revenues. In prior years, capital expenditures have been managed to remain within the amount covered by this fund. However, based upon information provided by the Manager, there will be a shortfall in this funding in excess of $15 million over the next five years.

     According to the management agreement, certain capital expenditure projects (e.g. projects related to roofs and facades) must be funded by the Partnership's available cash and not by the property improvement fund. Therefore, the Partnership will also be required to fund certain capital expenditure projects from Partnership operating cash. These projects are expected to be more than $12 million during the same period. This is due primarily to the fact that these properties are now 10 to 16 years old and more extensive renovations are required to keep them competitive with new hotel properties.

     The General Partner expects to be able to fund the current year property improvement fund shortfall with a $1.6 million loan from the Partnership to the property improvement fund. In addition, $1.8 million of owner funded renovations will be funded from the remaining available cash generated from operations. A total of $8.3 million will be reinvested in the properties in 1999.

     While this will preclude distributions to the partners, in light of the circumstances described above, we believe this strategy is the most judicious at this time. However, we will continually review these circumstances and keep you apprised should that approach change.


Amounts Paid to the General Partner and Marriott International, Inc.

     The chart below summarizes amounts paid (in thousands) to the General Partner and Marriott International, Inc. for the twenty-four weeks ended June 18, 1999 (unaudited):


Marriott International, Inc.:
   Residence Inn system fee................................................$       1,299
   Chain services and Marriott Rewards Program.............................          944
   Marketing fund contribution.............................................          812
   Base management fee.....................................................          684
   Incentive management fee................................................          255
                                                                                     ---
                                                                           $       3,994
                                                                           =============
General Partner:
   Administrative expenses reimbursed......................................$          56
                                                                           =============


     We appreciate your continued support and invite you to visit Residence Inns as you travel throughout the United States.